Exhibit 10.1
AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT
     This Amendment No. 1 to Employment Agreement (this “Amendment”) is made and entered into on April 4, 2007, but to be effective as of March 29, 2007 (the “Effective Date”), by and between Global Traffic Network, Inc., a Delaware corporation located at 800 Second Avenue, 5th Floor, New York, NY 10017 (the “Company”), and Scott Cody, with a mailing address of P.O. Box 442, 252 School Street, Howard, PA 16841 (the “Employee”).
BACKGROUND
     A. The Company and Employee have previously entered into that certain Employment Agreement effective as of March 29, 2006 (the closing date of the Company’s initial public offering) (the “Agreement”).
     B. The Company and Employee desire to amend certain provisions of the Agreement pursuant to this Amendment.
AGREEMENT
     Now, Therefore, in consideration of the foregoing facts, the mutual covenants set forth herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and Employee, intending to be legally bound, hereby agree to amend the Agreement as follows:
     1. Amendment to Salary and Bonus Provisions. Sections 4 and 5 of the Agreement shall be amended in their entireties to read as follows:
     “4. Salary and Bonus. As described above, the Company shall pay to Employee an annual salary of Twenty Five Thousand and 00/100 Dollars ($25,000.00) per month, the equivalent of Three Hundred Thousand Dollars ($300,000) per year, according to the Company’s normal payroll business practice, commencing on the Effective Date.
     5. Intentionally Omitted.”
     2. Survival. The rights and obligations set forth in Section 8 of the Agreement and the restrictions set forth in Section 10 of the Agreement (as amended by this Amendment) shall survive the termination of Employee’s employment with the Company.
     3. Miscellaneous. This Amendment and the Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Amendment supersedes all prior agreements and the understandings between the parties with respect to the subject matter contained herein. Except as otherwise expressly provided in this Amendment, or unless the context otherwise requires, all capitalized terms used herein have the meanings ascribed to them in the Agreement. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Signatures delivered by facsimile and other means of electronic communication shall be valid and binding to the same extent as original signatures.
     In Witness Whereof, the parties have executed this Amendment No. 1 to Employment Agreement on this 4th day of April, 2007.

COMPANY: GLOBAL TRAFFIC NETWORK, INC.
By:	/s/ Dale C. Arfman
Dale C. Arfman, Secretary and Treasurer

EMPLOYEE:
/s/ Scott E. Cody
Scott E. Cody

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